Exhibit 2.4
COOPERATION AGREEMENT
     This COOPERATION AGREEMENT is made and entered into as of June 25, 2006, between Phelps Dodge Corporation, a New York corporation (“Phelps Dodge”), and Falconbridge Limited, a corporation organized and existing under the laws of the Province of Ontario (“Falconbridge”).
RECITALS
     A. Falconbridge and Inco Limited, a corporation organized and existing under the laws of Canada (“Inco”), are party to a Support Agreement dated October 10, 2005 and amended on January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006 (as further amended on the date hereof, and as may be further amended from time to time, the “Support Agreement”), which agreement contemplates the acquisition by Inco of all of the outstanding shares of Falconbridge on the terms set forth therein.
     B. Phelps Dodge and Inco have entered into a Combination Agreement, dated as of the date hereof (as may be amended from time to time, the “Combination Agreement”), providing that subject to the terms and conditions of such agreement, Phelps Dodge and Inco would implement a plan of arrangement pursuant to which a wholly-owned subsidiary of Phelps Dodge would acquire all of the outstanding common shares of Inco, and the shareholders of Inco immediately prior to the effectiveness of the Arrangement would receive a combination of shares of common stock of Phelps Dodge and cash as further described in the Combination Agreement and the plan of arrangement (the “Plan of Arrangement”) attached thereto as Exhibit B.
     C. On the date hereof, Falconbridge and Inco have amended the Support Agreement to provide, among other things, for an increase in the amount of the Offer described therein (as so increased, the “Revised Offer”).
     D. In order to assist Inco to fund the Revised Offer, Phelps Dodge and Inco have entered into a note purchase agreement, dated as of the date hereof (the “Note Purchase Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, Phelps Dodge has agreed to purchase convertible note(s) of Inco in an aggregate principal amount of up to $3,000,000,000.
     E. In order to facilitate the consummation of the transactions contemplated by the Combination Agreement and the Support Agreement, and as a condition to Phelps Dodge’s willingness to enter into the Note Purchase Agreement and to Inco’s agreeing to the Revised Offer, Phelps Dodge and Falconbridge wish to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
COVENANTS
     1.1. Confidentiality. The parties acknowledge that Falconbridge and Phelps Dodge have previously executed reciprocal confidentiality agreements, each dated as of June 12, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their respective terms.
     1.2. Access to Information. Each of Phelps Dodge and Falconbridge will (and will cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 1.2 will affect or be deemed to modify any representation or warranty contained herein. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party or any confidentiality agreement (other than with Inco or other than in connection with a takeover bid for Falconbridge) requires such party or its Subsidiaries to restrict or prohibit such access. The parties will hold any information obtained pursuant to this Section 1.2 in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreement.
     1.3. Cooperation in Filings. Subject to the exceptions set out in Section 1.2, Falconbridge shall furnish to Phelps Dodge all information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the preparation, filing and mailing of the Phelps Dodge Proxy Statement, the approval by the shareholders of Phelps Dodge of the transactions contemplated by the Combination Agreement, the making of the regulatory filings referred to in Section 7.5 of the Combination Agreement or otherwise required to consummated the transactions contemplated thereby, and the obtaining of all such regulatory approvals. Falconbridge shall promptly notify Phelps Dodge if, at any time before the Effective Time, it becomes aware that the Falconbridge Information (as defined herein) in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented and, in such event, shall cooperate with Phelps Dodge in the preparation of a supplement or amendment to the Phelps Dodge Proxy Statement.
     1.4. Public Announcements. Falconbridge and Phelps Dodge shall cooperate to develop a joint communications plan along with Inco relating to the transactions contemplated hereby and by the Support Agreement and the Combination Agreement. Each of Phelps Dodge and Falconbridge shall use its reasonable best efforts (i) to ensure that all press releases and other public statements made by it with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement shall be consistent with such joint communications plan, and (ii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with the other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby or by the Support Agreement or the Combination Agreement. Except in respect of any announcement required by applicable Law, neither Falconbridge nor Phelps Dodge shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
     1.5. Cooperation by Phelps Dodge. Until Falconbridge is a subsidiary of Inco: (i) Phelps Dodge shall consult with Falconbridge prior to entering into any amendment to the Combination Agreement with Inco; and (ii) Falconbridge shall be given an opportunity to review and comment upon the Phelps Dodge Proxy Statement prior to mailing, recognizing that whether or not such comments are appropriate will be determined solely by Phelps Dodge.
     1.6. Certain Filings. Without the prior written consent of Phelps Dodge, Falconbridge shall not and shall not permit its Subsidiaries to file any registration statement under the 1933 Act or an amendment to any 1933 Act registration statement (other than amendments to Falconbridge’s currently effective S-8 registration statements that may be necessary or advisable pursuant to applicable Securities Laws).
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of Falconbridge. Falconbridge represents and warrants to Phelps Dodge, as of the date hereof, as follows:
     (a) Falconbridge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Falconbridge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Falconbridge, and no other corporate proceedings on the part of Falconbridge are necessary to authorize this Agreement, or to allow Falconbridge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Falconbridge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Falconbridge, enforceable against Falconbridge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.
     (b) The execution, delivery and performance by Falconbridge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Falconbridge or the equivalent organizational documents of any of Falconbridge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Falconbridge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Falconbridge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Falconbridge or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (a “Permit”) held by, or affecting, or relating in any way to, the assets or business of, Falconbridge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Falconbridge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Falconbridge to perform its obligations or the rights of Phelps Dodge hereunder.
     (c) The execution, delivery and performance by Falconbridge of this Agreement and the performance by Falconbridge of its obligations hereunder do not, and shall not, require any approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Falconbridge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, actions, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.

     (d) None of the information (the “Falconbridge Information”) to be supplied in writing by Falconbridge or its Affiliates specifically for inclusion in the Phelps Dodge Proxy Statement will, at the time of the mailing of the Phelps Dodge Proxy Statement and any amendments or supplements thereto, and at the time of the Phelps Dodge Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided that Phelps Dodge has complied with section 1.5 and provided further that if Falconbridge notifies Phelps Dodge pursuant to section 1.3 that it has become aware that the Falconbridge Information in the Phelps Dodge Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that the Falconbridge Information in the Phelps Dodge Proxy Statement must otherwise be amended or supplemented, Phelps Dodge prepares and files a supplement or amendment to the Phelps Dodge Proxy Statement to correct such information in compliance with applicable Securities Laws.
     2.2. Representations and Warranties of Phelps Dodge. Phelps Dodge represents and warrants to Inco, as of the date hereof, as follows:
     (a) Phelps Dodge has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Phelps Dodge of this Agreement has been duly and validly authorized by all necessary corporate action on the part of Phelps Dodge, and no other corporate proceedings on the part of Phelps Dodge are necessary to authorize this Agreement, or to allow Phelps Dodge to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Phelps Dodge and, assuming the due authorization, execution and delivery by Phelps Dodge, constitutes a valid, legal and binding obligation of Phelps Dodge, enforceable against Phelps Dodge in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.
     (b) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance of its obligations hereunder do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Articles of Incorporation, By-laws and other organizational documents of Phelps Dodge or the equivalent organizational documents of any of Phelps Dodge’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Phelps Dodge or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Phelps Dodge or any of its Subsidiaries is entitled under (A) any provision of any agreement, commitment, contract, note, lease, or other instrument binding upon Phelps Dodge or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Phelps Dodge or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Phelps Dodge or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, affect the ability of Phelps Dodge to perform its obligations or the rights of Falconbridge hereunder.
     (c) The execution, delivery and performance by Phelps Dodge of this Agreement and the performance by Phelps Dodge of its obligations hereunder do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Phelps Dodge or its Subsidiaries other than filings required under applicable securities laws related to the take-over bids of Falconbridge by Inco and Xstrata plc and any approvals, action, filings to be made in connection with the amendment to the Support Agreement and the execution of the Combination Agreement.
ARTICLE III
GENERAL PROVISIONS
     3.1. Termination. This Agreement shall terminate, and other than section 3.9 which provision shall survive the termination of this Agreement, be of no further force and effect, upon any termination of either (i) the Support Agreement by either Falconbridge or Inco or (ii) the Combination Agreement by either Phelps Dodge or Inco.
     3.2. Certain Defined Terms. The following terms shall have the following meanings:
     “1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.
     “1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.
     “Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.
     “Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, governmental or public department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) self-regulatory organization or stock exchange, including The New York Stock Exchange, Inc. or The Toronto Stock Exchange.
     “Laws” means laws (including common law), statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.
     “Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.
     “Phelps Dodge Proxy Statement” means the notice of the meeting of the holders of the common shares of Phelps Dodge to be held for purposes of approving the transactions contemplated by the Combination Agreement, the proxy statement accompanying such notice, and all other documents required by the Securities Laws or other applicable Laws to be sent to holders of the common shares of Phelps Dodge in connection with such meeting, as the same may be amended, supplemented or otherwise modified from time to time.
     “Securities Laws” means the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada, the 1933 Act, and the 1934 Act, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.
     “Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.
     3.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Phelps Dodge, to:

Phelps Dodge Corporation One North Central Ave. Phoenix, AZ 85004 Attention: David Colton Telecopy No.: (602) 366-7321 with copies to: Debevoise & Plimpton LLP 919 Third Avenue New York, N.Y. 10022
	Attention:	Michael W. Blair
Gregory V. Gooding
Telecopy No.: (212) 909-6870 and Heenan Blaikie P.O. Box 185, Suite 2600 200 Bay Street South Tower, Royal Bank Plaza Toronto, Ontario M5J 2J4
	Attention:	Jeff Barnes
Telecopy No.: (416) 360-8425

(b)	if to Falconbridge, to:

Falconbridge Limited
207 Queen’s Quay West, Suite 800
Toronto, ON, Canada M5J 1A7
Attention: Jeffery Snow
Telecopy No.: (416) 982-7490

with copies to:

McCarthy Tétrault LLP
Suite 4700, Toronto Dominion Bank Tower
Toronto, ON M5K 1E6
	Attention:	Garth Girvan
Telecopy No.: (416) 868-0673

     3.4. Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     3.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements between the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and neither party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.
     3.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     3.7. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     3.8. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     3.9. No Personal Liability.
     (a) No director or officer of Phelps Dodge shall have any personal liability whatsoever to Falconbridge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Phelps Dodge.
     (b) No director or officer of Falconbridge shall have any personal liability whatsoever to Phelps Dodge under this Agreement, or any other document delivered in connection with this Agreement on behalf of Falconbridge.
     3.10. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     3.11. Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

     3.12. WAIVER OF JURY TRIAL. EACH OF PHELPS DODGE AND FALCONBRIDGE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PHELPS DODGE OR FALCONBRIDGE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PHELPS DODGE CORPORATION
By:	/s/ J. Steven Whisler
	Name:	J. Steven Whisler
	Title:	Chairman and Chief Executive Officer

FALCONBRIDGE LIMITED
By:	/s/ Derek Pannell
	Name:	Derek Pannell
	Title:	President and Chief Executive Officer

     IN WITNESS WHEREOF, the undersigned hereby consents to the execution and delivery of this Agreement by each of Falconbridge Limited and Phelps Dodge Corporation and to the performance by each such party of its obligations hereunder.

INCO LIMITED
By:	/s/ Scott M. Hand
	Name:	Scott M. Hand
	Title:	Chairman and Chief Executive Officer